SUBSIDIARIES OF GLOBAL EAGLE ENTERTAINMENT INC.

The following is a list of subsidiaries of the Company as of December 31, 2015.

Legal Name	Jurisdiction of Formation
322177 Nova Scotia Limited	Canada
Advanced Film GmbH	Germany
Advanced Inflight Alliance Ltd.	United Kingdom
Airline Media Productions, Inc.	Delaware
DTI Software, Inc.	Canada
DTI Software FZ-LLC	United Arab Emirates
DTI Solutions, Inc.	Canada
Emphasis Video Entertainment Ltd.	Hong Kong
Entertainment in Motion, Inc.	California
Fairdeal Multimedia Pvt. Ltd.	India
Fairdeal Studios Pvt. Ltd.	India
Global Eagle Entertainment Luxembourg I S.à r.l.	Luxembourg
Global Eagle Entertainment Luxembourg II S.à r.l.	Luxembourg
Global Eagle Entertainment B.V.	Netherlands
Global Eagle Entertainment GmbH	Germany
Global Eagle Entertainment Operations Solutions, Inc.	Delaware
Global Entertainment GmbH	Germany
IFE Holdings Ltd	United Kingdom
IFE Services Asia Pacific Pte. Ltd	Singapore
IFE Services Germany Ltd	United Kingdom
IFE Services Ltd	United Kingdom
IFE Services SA (Pte)	South Africa
IFE Services USA, Inc.	Delaware
IFES Acquisition Corp. Limited	United Kingdom
InFlight Production, Inc.	California
In-Flight Entertainment Spain SL	Spain

Inflight Management Development Centre Ltd.	United Kingdom
In-Flight Productions Pty Limited	Australia
Inflight Production, BV	Netherlands
Inflight Production, FZ-LLC	United Arab Emirates
Inflight Production Ltd.	United Kingdom
Inflight Production Pte. Ltd.	Singapore
Inflight Productions Ltd.	New Zealand
N44HQ, LLC	Delaware
Nav Aero Avionics AB	Sweden
PMG California, Inc.	Canada
Post Modern Edit, Inc.	Delaware
RO China	China
Row 44, Inc.	Delaware
Row 44 Russia LLC	Russia
The Lab. Aero, Inc.	California
Transmedia Publicidad SL	Spain
Travel Entertainment Group Acquisitions Ltd.	United Kingdom
Travel Entertainment Group Equity Ltd.	United Kingdom
Travel Entertainment Group Ltd.	United Kingdom
Western Outdoor Interactive Pvt. Ltd.	India